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PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JULY 28, 1998)

                  30,000,000 CONVERTIBLE PREFERRED SECURITIES
                          UNION PACIFIC CAPITAL TRUST
                    6 1/4% Convertible Preferred Securities
          (liquidation amount $50 per Convertible Preferred Security)
                 Guaranteed to the extent set forth herein by,
                     and convertible into common stock of,
                           UNION PACIFIC CORPORATION
                            ------------------------

     This Prospectus Supplement No. 1 supplements and amends the Prospectus dated July 28, 1998 (the "Prospectus") relating to the 6 1/4% Convertible Preferred Securities (liquidation amount $50 per Convertible Preferred Security) (the "Convertible Preferred Securities") representing undivided preferred beneficial ownership interests in the assets of Union Pacific Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"), and the shares of common stock, par value $2.50 per share (the "Common Stock"), of Union Pacific Corporation, a Utah corporation (the "Company"), issuable upon conversion of the Convertible Preferred Securities.

     The table on pages 49 through 56 of the Prospectus, which set forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective number of Convertible Preferred Securities beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:

The deletion on page 49 of the Prospectus of:
     "Credit Suisse First Boston Corporation................   2,822,418"
  and the substitution therefor of:
     "Credit Suisse First Boston Corporation................   2,856,318"
The deletion on page 51 of the Prospectus of:
     "Life Special Income Fund..............................      24,000"
  and the substitution therefor of:
     "IDS Life Special Income Fund..........................      24,000"
The deletion on page 52 of the Prospectus of:
     "Merrill Lynch, Pierce, Fenner and Smith
      Incorporated..........................................      20,000"
  and the substitution therefor of:
     "Merrill Lynch, Pierce, Fenner and Smith
      Incorporated..........................................     317,113"
The deletion on page 55 of the Prospectus of:
     "McMahan Securities Company, L.P. .....................       1,000"
  and the substitution therefor of:
     "McMahan Securities Company, L.P. .....................       1,100"
The deletion on page 56 of the Prospectus of:
     "Any Other Holder of Convertible Preferred Securities
      or Future Transferee from any such Holder.............   2,796,124"
  and the substitution therefor of the following:
     "Toronto Dominion (New York), Inc. ....................     400,000"
     "Tribeca Investments, L.L.C. ..........................     150,000"
     "Goldman, Sachs & Co...................................     112,852"
     "Stark International...................................     107,500"
     "Shepherd Investments International, Ltd...............     107,500"

                                                   (continued on following page)
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(continued from previous page)

     "Lindner Divided Fund..................................     100,000"
     "Morgan Stanley Dean Witter............................      78,800"
     "Morgan Stanley Dean Witter Convertible Securities
      Trust.................................................      75,000"
     "Cramblit & Carney, Inc. ..............................      72,500"
     "Morgan Stanley Dean Witter Income Builder Fund........      60,000"
     "Aristeia Trading L.L.C. ..............................      47,500"
     "Aristeia International Limited........................      47,500"
     "Deutsche Bank Securities..............................      27,700"
     "Double Black Diamond Offshore, LDC....................      26,450"
     "Schroders & Co. Inc. .................................      25,000"
     "Black Diamond, Ltd. ..................................      23,650"
     "Black Diamond Partners, L.P. .........................      19,980"
     "Morgan Stanley Dean Witter Variable Income Builder
      Fund..................................................      15,000"
     "SSIHM Charitable Trust................................      10,000"
     "ABN AMRO Incorporated.................................       5,600"
     "Worldwide Transactions Ltd............................       3,430"
     "Highbridge Capital Management.........................       1,490"
     "Pacific Innovations Trust Capital Income Fund.........         500"
     "Any Other Holder of Convertible Preferred Securities
      or Future Transferee from any such Holder.............     947,059"

     The Prospectus, together with this Prospectus Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Convertible Preferred Securities and the Common Stock issuable upon conversion of the Convertible Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 28, 1998.

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